CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 33-61809, 333-64090, 333-52369, 333-52369-01, 333-52369-02) and Form S-8 (File Nos. 333-52468, 333-25945-99, 002-91384-99, 003-59739-99, 333-88912 and 333-101524) of Foster Wheeler Ltd. of our report dated March 10, 2004, except for Note 24 D as to which the date is April 9, 2004, relating to the consolidated financial statements of Foster Wheeler Ltd. which appears in this Current Report on Form 8-K.

We also hereby consent to the incorporation by reference in the above named Registration Statements of our report dated March 10, 2004 relating to the consolidated financial statements of Foster Wheeler Holdings Ltd., which appears in this Current Report on Form 8-K.

PricewaterhouseCoopers LLP
Florham Park, New Jersey
April 9, 2004